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SCHEDULE 14A

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This Schedule 14A filing consists of the transcript of an earnings call held by Horizon Pharma plc (“Horizon”), which contains information regarding the proposed acquisition of Depomed, Inc. (“Depomed”) by Horizon.

Horizon held the earnings call on August 7, 2015.

Additional Information

This communication does not constitute an offer to buy or solicitation of any offer to sell or vote securities. This communication relates to a solicitation by Horizon Pharma of Depomed’s shareholders to call a special shareholders meeting to consider certain proposals related to Horizon Pharma’s proposed business combination transaction with Depomed. On August 3, 2015, Horizon Pharma filed a preliminary solicitation statement and accompanying WHITE proxy card with the SEC with respect to the solicitation of proxies to call a special meeting of shareholders (including any amendments and supplements, the “Special Meeting Solicitation Statement”). Subject to further developments, Horizon Pharma may file one or more amendments to the Special Meeting Solicitation Statement and additional solicitation statements and/or one or more proxy statements or other documents with the SEC in connection with such special shareholders meeting, and Horizon Pharma (and, if a negotiated transaction is agreed upon, Depomed) may file one or more registration statements, prospectuses, proxy statements or other documents with the SEC in connection with the proposed transaction. This communication is not a substitute for any solicitation statement, proxy statement or other document filed with the SEC in connection with such special shareholders meeting or any registration statement, prospectus, proxy statement or other document Horizon Pharma and/or Depomed may file with the SEC in connection with the proposed transaction. INVESTORS AND SECURITY HOLDERS OF HORIZON PHARMA AND DEPOMED ARE URGED TO READ CAREFULLY THE SPECIAL MEETING SOLICITATION STATEMENT (INCLUDING ANY AMENDMENTS AND SUPPLEMENTS), THE ACCOMPANYING WHITE PROXY CARD AND OTHER SOLICITATION STATEMENTS, PROXY STATEMENTS AND DOCUMENTS FILED WITH THE SEC IN CONNECTION WITH THE SPECIAL SHAREHOLDERS MEETING AND ANY REGISTRATION STATEMENTS, PROSPECTUSES, PROXY STATEMENTS AND OTHER DOCUMENTS FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT HORIZON PHARMA, DEPOMED, THE SPECIAL SHAREHOLDERS MEETING AND THE PROPOSED TRANSACTION, AS APPLICABLE. Investors and security holders may obtain free copies of the Special Meeting Solicitation Statement and these other related documents (when they are available) filed with the SEC at the SEC’s web site at www.sec.gov or by directing a request to Horizon Pharma’s Investor Relations department at Horizon Pharma, Inc., Attention: Investor Relations, 520 Lake Cook Road, Suite 520, Deerfield, IL 60015 or to Horizon Pharma’s Investor Relations department at 224-383-3400 or by email to investor-relations@horizonpharma.com. Investors and security holders may obtain free copies of the documents filed with the SEC on Horizon Pharma’s website at www.horizonpharma.com under the heading “Investors” and then under the heading “SEC Filings.”

Certain Information Regarding Participants

Horizon Pharma and/or Depomed and their respective directors, executive officers and certain other employees may be deemed participants in a solicitation of proxies in connection with the request to call the special shareholders meeting and in connection with the proposed transaction. You can find information about Horizon Pharma’s directors, executive officers and such certain other employees in Horizon Pharma’s Annual Report on Form 10-K for the year ended December 31, 2014, which was filed with the SEC on February 27, 2015, Horizon Pharma’s definitive proxy statement filed with the SEC on May 6, 2015, Horizon Pharma’s Current Report on Form 8-K/A filed with the SEC on July 27, 2015 and the Special Meeting Solicitation Statement and in such other solicitation statements, proxy statements or other documents that would be filed with the SEC in connection with the special shareholders meeting and the proposed transaction. You can find information about Depomed’s directors, executive officers and its employees who are participants in such solicitation in Depomed’s definitive proxy statement filed with the SEC on April 16, 2015 and the Special Meeting Solicitation Statement and in such other solicitation statements, proxy statements or other documents that would be filed with the SEC in connection with the special shareholders meeting and the proposed transaction. These documents are available free of charge at the SEC’s web site at www.sec.gov and, with respect to Horizon Pharma, from Investor Relations at Horizon Pharma as described above. Additional information regarding the interests of such potential participants is included in the Special Meeting Solicitation Statement and will be included in one or more registration statements, proxy statements or other documents filed with the SEC if and when they become available.

THOMSON REUTERS STREETEVENTS EDITED TRANSCRIPT HZNP - Q2 2015 Horizon Pharma PLC Earnings Call EVENT DATE/TIME: AUGUST 07, 2015 / 12:00PM GMT

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AUGUST 07, 2015 / 12:00PM GMT, HZNP - Q2 2015 Horizon Pharma PLC Earnings Call

CORPORATE  PARTICIPANTS

John Thomas Horizon Pharma plc - EVP, Corporate Strategy & IR

Tim Walbert Horizon Pharma plc - Chairman, President & CEO

John Kody Horizon Pharma plc - EVP & Chief Commercial Officer

Paul Hoelscher Horizon Pharma plc - EVP & CFO

Bob Carey Horizon Pharma plc - EVP & Chief Business Officer

CONFERENCE  CALL  PARTICIPANTS

Marc Goodman UBS - Analyst

Annabel Samimy Stifel, Nicolaus & Company, Inc. - Analyst

Ken Cacciatore Cowen and Company - Analyst

Louise Chen Guggenheim Securities LLC - Analyst

David Amsellem Piper Jaffray - Analyst

David Risinger Morgan Stanley - Analyst

PRESENTATION

Operator

Good morning ladies and gentlemen and welcome to the Horizon Pharma plc second-quarter 2015 earnings call. As a reminder, today’s conference call is being recorded. I would now like to introduce and turn the conference over to John Thomas, Executive Vice President, Corporate Strategy and Investor Relations. Please go ahead, sir.

John Thomas - Horizon Pharma plc - EVP, Corporate Strategy & IR

Thank you, Tamra. Good morning everyone and thanks for joining us today.

With me today are Tim Walbert, Chairman of the Board and Chief Executive Officer; Paul Hoelscher, Executive Vice President and Chief Financial Officer; John Kody, Executive Vice President and Chief Commercial Officer; and Bob Carey, Executive Vice President and Chief Business Officer. Tim will provide a high level review of our performance this quarter and John and Paul will provide additional detail on our financial and commercial performance before turning the call back over to Tim for closing remarks. Also on the call this morning is Bob Carey, Executive Vice President, Chief Business Officer.

As a reminder during today’s call we will be making certain forward-looking statements including financial projections and the expected timing and impact of future events. These statements are subject to various risks that are described in our securities filings with the Securities and Exchange Commission including our annual report on Form 10-K for the year ended December 31, 2014, subsequent quarterly reports on Form 10-Q and then our current report on Form 8-K which was filed this morning. You are cautioned not to place undue reliance on these forward-looking statements and Horizon disclaims any obligation to update such statements.

In addition on today’s conference call non-GAAP financial measures we will use to help investors understand Horizon’s ongoing business performance. These non-GAAP financial measures are reconciled with the comparable financial GAAP measures in our earnings news release and regulatory filings from today which will be available on our investor website at www.HorizonPharma.com.

With that I will now to the caller to Tim. Tim?

Tim Walbert - Horizon Pharma plc - Chairman, President & CEO

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AUGUST 07, 2015 / 12:00PM GMT, HZNP - Q2 2015 Horizon Pharma PLC Earnings Call

Thank you, John, and good morning everyone. I’m pleased to announce that we reported exceptionally strong second-quarter results that significantly exceeded Wall Street’s expectations as well as our original Company target for sales, adjusted EBITDA and adjusted diluted earnings per share.

As a reminder we preannounced top-line results on July 20. And at that time in addition to beating quarterly expectations we raised our 2015 full-year guidance for both net sales and adjusted EBITDA.

Today we reported second-quarter net sales of $172.8 million representing year-over-year growth of 161% and sequential growth of 53%. Our second-quarter adjusted EBITDA of $76.1 million represents year-over-year growth of more than 250% and sequential growth of more than 130%. Adjusted EBITDA was 44% of sales, a significant improvement from the first quarter of this year and in line with our full-year adjusted EBITDA margin target of approximately 40% to 41% of sales.

Also in the second quarter we generated adjusted operating cash flow of $129.6 million. Our strong quarterly results underscore and validate our proven commercial model, rapidly improving financial position and aggressive yet disciplined M&A strategy.

We also made significant strides during the second quarter in advancing our targeted research and development initiatives. We initiated our Phase 3 clinical trial for ACTIMMUNE in Friedreich’s Ataxia or FA.

We’re also on track with the European regulatory review of RAVICTI and continue to expect a late 2015 or early 2016 product approval. Our out-performance this quarter was well-balanced with impressive momentum across our entire portfolio. Our commercial team continues to drive prescription growth across medicines in our primary care and specialty business units.

We also made good progress in adding patients to ACTIMMUNE in the quarter while rapidly completing the commercial integration of the Hyperion business with both RAVICTI and BUPHENYL. On July 20 we raised our full-year net sales and adjusted EBITDA guidance as a result of our strong second-quarter performance, accelerating prescription trends and increased confidence in the underlying strength of our business model.

Our full-year net sales guidance range is $660 million to $680 million which represent impressive year-over-year growth of 125% at the midpoint of the range. In addition our full-year adjusted EBITDA guidance range is $265 million to $285 million which would represent year-over-year growth of more than 200%, again at the midpoint.

As a result we now expect to more than double our sales and more than triple our adjusted EBITDA for 2015 compared to full-year 2014. This level of performance is a testament to the outstanding execution of our commercial organization.

Our primary core business unit has accelerated prescriptions and net sales in the face of market challenges while at the same time successfully launching PENNSAID 2% which is currently on a run rate to exceed 2014 sales under the prior marketer by more than seven times. Our specialty business unit continues to drive RAYOS uptake in net sales and finally our orphan business unit generated sustained growth of ACTIMMUNE while rapidly integrating the Hyperion business. As you know, we closed the Hyperion transaction on May 7 which brought us RAVICTI and BUPHENYL, further diversifying and expanding our orphan business units.

The integration of Hyperion is essentially complete, continued evidence that we do this well. Integration has become a core strength of the Company over the last 18 months, particularly the speed at which we integrate the sales and marketing functions. We’re tracking well against our expectation to achieve our adjusted EBITDA and synergy targets for the Hyperion transaction which as you’ll recall is greater than $100 million in adjusted EBITDA in 2016.

In addition to strong commercial execution we’ve also made great progress in our research and development organization with ACTIMMUNE. In April we received FDA fast-track designation for ACTIMMUNE in the treatment of Friedreich’s Ataxia, a rare and highly degenerative neuromuscular disorder for which there are currently no FDA-approved treatments.

In June we initiated the FA Phase 3 trial with positive clinical data. We are hopeful that we can provide a potential treatment option to this community of patients and their families.

The study’s on track to enroll approximately 90 patients at four sites in the US. We expect to complete this registration trial and announce study results in late 2016.

We continue to expect ACTIMMUNE if approved to generate $500 million to $1 billion alone in the FA indication with commercialization expected to begin in 2017. Last week we announced our collaboration with Fox Chase Cancer Center to study ACTIMMUNE in combination with PD-1/PD-L1 checkpoint inhibitors in various forms of cancer, including advanced bladder cancer and renal cell carcinoma. Preclinical research has indicated that interferon gamma, the active ingredient in ACTIMMUNE, could potentially enhance the effect of PD-1 and PD-L1 inhibitors, thus potentially improving cancer patient outcomes.

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AUGUST 07, 2015 / 12:00PM GMT, HZNP - Q2 2015 Horizon Pharma PLC Earnings Call

Through this research collaboration with Fox Chase we hope to gain a better understanding of ACTIMMUNE’s potential role in this critical treatment setting. We expect a dose ranging study to begin later this year.

In closing I’ll briefly comment on our continued business development efforts and our recent proposal to acquire Depomed. As a reminder we announced our initial offer on July 7 and subsequently raised this offer on July 27. We are proposing a stock for stock tax-free exchange that offers Depomed shareholders $33 per share in Horizon ordinary shares, representing a premium of 60% to Depomed’s closing share price of $20.64 on July 6, the day before we announced our intentions.

As we continue to state, we have repeatedly sought to engage in good faith with Depomed’s management team and board towards a consensual agreement to combine our two companies. However, they have not engaged. Therefore, on August 3 we commenced the process to request a special shareholder meeting of Depomed shareholders to remove and replace their board of directors.

At the same time we filed a lawsuit asking the Superior Court of California to invalidate their recent adoption of a poison pill in certain bylaw amendments. As we stated on our investor conference call on July 7 and with numerous Depomed and Horizon shareholders since then, the strategic and financial benefits of our proposal are clear and compelling, creating the opportunity for significant value creation overtime for shareholders. We would expect the transaction to generate significant revenue and operating synergies and tax savings and to be immediately and substantially accretive to Horizon’s adjusted diluted earnings per share.

As a reminder, Depomed’s product portfolio which includes Gralise for neuralgia, NUCYNTA for pain as well as a number of other medicines is highly complementary to Horizon’s specialty and primary care business units. This proposed transaction would essentially double Horizon’s portfolio of medicines from 7 to 13 products supported by more than 700 sales representatives across our primary care, orphan and specialty business units. And while Depomed’s board of directors and senior management has been unwilling to engage with us in serious dialogue or negotiations, based on our conversations with Depomed’s largest shareholders as well as our own institutional shareholders we remain confident that there is strong support for a combination of our two businesses.

With that, let me turn the call over to John Kody to review our commercial results for the quarter in more detail. John?

John Kody - Horizon Pharma plc - EVP & Chief Commercial Officer

Thanks, Tim, and good morning everyone. I’ll be providing a review of our commercial performance where we significantly exceeded our original goals and performance targets.

I’m extremely proud of our team. The strong numbers we reported today as a result of our outstanding work of our sales and marketing organization as we continue to execute our commercial strategy across our three business units. Our number one goal is to drive net sales and we are on track.

I’ll begin with our primary care business unit which includes DUEXIS, VIMOVO and PENNSAID 2%, three medicines for arthritis pain and inflammation. Sales of our primary care business for the first time exceeded $100 million in the second quarter.

DUEXIS sales in the second quarter were $44.2 million, an increase of nearly 150% versus the second quarter of 2014 and a sequential improvement of more than 50% compared to the first quarter of 2015. VIMOVO sales in the second quarter were $39.8 million, a sequential improvement of more than 20% compared to the first quarter of 2015.

I’m pleased to report that quarterly total prescriptions for DUEXIS and VIMOVO now well exceed fourth-quarter 2014 as well as first-quarter 2015 levels. DUEXIS total prescriptions for the second quarter were $129,731 and VIMOVO total prescriptions for the second quarter were 103,533. Total prescription growth rates for both medicines increased strong double digits versus the first quarter of 2015.

The success we’ve had this year in driving net sales further validates that we have the ability to successfully manage our business through various market dynamics and change. This is a result of terrific execution by our sales, marketing and analytics teams and our ability to increase patient access to our products through our Prescriptions Made Easy or PME program.

PENNSAID 2% generated $29.4 million in sales in the second quarter. This represents a sequential increase of more than 60% versus first quarter of 2015.

As a reminder we relaunched PENNSAID 2% at the beginning of this year after we acquired it in October 2014. Total prescriptions were 77,961 in the second quarter, more than doubling the number of total prescriptions generated in the first quarter of 2015 and more than four times the number of total prescriptions in the fourth quarter of 2014 before we took over marketing of the medicine.

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AUGUST 07, 2015 / 12:00PM GMT, HZNP - Q2 2015 Horizon Pharma PLC Earnings Call

Acceleration in total prescription growth of our primary care medicines is driven by their differentiated clinical benefits for patients as well as by the positive response from patients and physicians to our PME program which offers greatly improved patient access. We anticipate PME penetration for our primary care products to be in the 65% to 75% range.

In the second quarter, PME penetration for DUEXIS, VIMOVO and PENNSAID 2% were 71%, 61% and 69% respectively, well within our expected range. As we stated on our first-quarter call, we have seen PME penetration begin to plateau for DUEXIS and PENNSAID 2% and continue to grow for VIMOVO.

Our orphan business unit includes ACTIMMUNE for the treatment of two rare genetic diseases as well as RAVICTI and BUPHENYL for the treatment of a rare metabolic disease called urea cycle disorders or UCDs. ACTIMMUNE sales in the second quarter were $25.8 million, a sequential increase of 4% versus the first-quarter 2015.

As we drive awareness of ACTIMMUNE with both patients and prescribers we are continuing to add new patients on ACTIMMUNE. We expect to average between two and three net new patients per month which is what’s been achieved so far this year.

RAVICTI and BUPHENYL generated sales in the second quarter of $19 million and $3.9 million respectively. RAVICTI is the only FDA-approved oral liquid treatment for UCDs and is taken three times per day. It is a significant improvement over BUPHENYL, which typically requires patients to take 20 to 40 pills per day.

As a reminder we acquired these medicines through our acquisition of Hyperion which closed on May 7 and our second-quarter results include less than two months of sales of these products. As Tim mentioned we fully completed the commercial integration of Hyperion and now have 14 sales representatives promoting our three orphan products.

Our sales and marketing organization has been working to drive awareness of RAVICTI as a best-in-class treatment option for UCDs given its proven efficacy, ease of administration, improved tolerability and higher compliance. And we are seeing results of their efforts.

Finally, I’ll touch on our specialty business unit which includes RAYOS for the treatment of rheumatoid arthritis and many other autoimmune diseases. RAYOS, which is known as LODOTRA outside the United States, generated global net sales in the second quarter of $10.7 million, an increase of more than 80% versus the second quarter of 2014 and a sequential improvement of more than 30% compared to the first quarter of 2015.

In April we began a comprehensive effort to provide more patients with access to RAYOS through our PME program. That activation plus strong execution by our specialty salesforce resulted in a nearly 90% sequential growth rate in total prescriptions to 8,132 for the second quarter.

We continue to see significant upside opportunity for RAYOS in the RA and autoimmune market. In summary, our commercial organization delivered another outstanding quarter. I will now pass the call over to Paul to walk through the financial update for the quarter.

Paul Hoelscher - Horizon Pharma plc - EVP & CFO

Thanks, John. Before I begin as John Thomas referenced this morning we provided information in our second-quarter news release and on the investor portion of our website that reconciles our GAAP results with certain non-GAAP financial measures. Therefore, my comments will mainly focus on our non-GAAP or adjusted results which provide investors with a better picture of our ongoing business performance.

As Tim indicated today we reported second-quarter net sales of $172.8 million, an increase of 161% versus the second quarter of 2014 and an increase of 53% sequentially versus the first quarter of 2015. Sales growth was driven by strong performance across all three of our business units as John discussed.

Adjusted EBITDA in the second quarter was $76.1 million, or 44% of sales. This was a significant improvement from the first quarter of 2015 when our adjusted EBITDA margin was approximately 29% of sales. For the full-year 2015 we continue to estimate an adjusted EBITDA margin of approximately 40% to 41% of sales with continued improvement in adjusted EBITDA margin as we move through the third and fourth quarters.

Now I’ll walk through the P&L in more detail and as I referenced we’ll refer to our non-GAAP or adjusted results. Second-quarter adjusted gross profit margin was 91.1% of sales and we expect our adjusted gross profit margin for the full-year 2015 to be approximately the same as the second quarter. Total adjusted operating expenses were $81.2 million, or 47% of sales in the quarter.

Adjusted R&D expense in the second quarter was $6.7 million, or 3.9% of sales and reflects our continued investment in ACTIMMUNE whereas Tim mentioned we started our Phase 3 trial for FA in June and also recently partnered with the Fox Chase Cancer Center to explore the potential of ACTIMMUNE in combination with PD-1 and PD-L1 inhibitors for several types of cancer. We would expect somewhat higher R&D expense in the second half of the year as the ACTIMMUNE registration trial progresses and we would expect full-year adjusted R&D expense to be in the mid single digits as a percentage of sales.

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AUGUST 07, 2015 / 12:00PM GMT, HZNP - Q2 2015 Horizon Pharma PLC Earnings Call

Adjusted sales and marketing expenses in the quarter were $52.2 million, or 30.2% of sales and G&A expense was $22.3 million, or 12.9% of sales. These expenses reflect the fully loaded cost of our expanded salesforce as well as the continued buildout of our infrastructure to support Horizon’s long-term growth.

Adjusted net income for the second quarter of 2015 was $61.9 million and adjusted diluted earnings per share were $0.39, representing an increase of 95% as compared to the second quarter of 2014. The weighted average diluted shares outstanding used to calculate adjusted diluted earnings per share in the second quarter of 2015 were approximately $160 million. As previously forecasted, we expect our weighted average diluted shares outstanding for the third quarter and fourth quarters to be approximately $172 million and $175 million respectively which resulted in an estimated full-year weighted average diluted share count of approximately 160 million shares.

Moving on to taxes, on a GAAP basis as we’ve previously discussed there are a significant number of moving parts as it relates to the tax expense and benefit line. For the second quarter on a GAAP basis we recognized a tax benefit of $161 million, including a one-time $105 million tax benefit resulting from the reversal of certain valuation allowances on our deferred tax assets. However, on a non-GAAP or adjusted basis the tax rate in the second quarter was less than 1%, reflecting the cash taxes we estimate that we will pay.

For modeling purposes we continue to suggest that you use an adjusted cash tax rate of less than 1% for the remainder of 2015. Looking longer term we continue to expect our cash tax rate to be in the low single digits over the next few years, increasing to the high single to low double digits in the 2018, 2019 time frame and then moving into the mid-teens thereafter.

We continue to be aggressive in our pursuit of M&A opportunities. To that end, as we’ve previously stated future acquisitions may impact these forecasted rates and we will update our guidance as appropriate when that happens.

And finally, let me provide a few high level comments on our second-quarter cash flow and balance sheet as of June 30, 2015. For the second-quarter 2015 we generated $41.6 million of operating cash flow on a GAAP basis. After adjusting operating cash flow for a number of non-recurring items including the payment of Hyperion acquisition costs , accrued excise taxes from the Vidara acquisition and debt extinguishment cost, adjusted operating cash flow was $129.6 million in the second quarter.

As we expected, prepaid expenses decreased significantly during the quarter following negotiated changes in pre-funding arrangements with a PME co-pay vendor, reversing a significant cash outflow in the first quarter. Cash and cash equivalents were $670 million as of June 30, in line with the projections we provided in our July 20 second-quarter preannouncement news release. The cash balance represents an increase of $123 million versus March 31, 2-15.

There were significant inflows and outflows during the second quarter related to the Hyperion acquisition and related financing activities. However, when you net the inflows from the equity and debt financings with the outflows to pay for the Hyperion acquisition, the debt repayments and transaction costs the net impact of these transactions was a $3 million net inflow.

The total principal amount of debt outstanding was $1.275 billion as of June 30 which is comprised of $475 million in 6 5/8% senior notes, $400 million in senior secured term loans with an initial interest rate of 4.5% and $400 million of 2.5% exchangeable senior notes. This capital structure results in a weighted average cash interest rate of approximately 4.7%.

Now I’d like to turn the call back over to Tim.

Tim Walbert - Horizon Pharma plc - Chairman, President & CEO

Thanks, Paul. We were pleased with the team’s overall performance in the second quarter and for the first half of 2015. We exceeded Street expectations as well as our own and we continue to drive strong commercial execution and prescription growth.

We raised our full-year 2015 net sales and adjusted EBITDA guidance ranges to levels reflecting this robust growth. We’re tracking well against our adjusted EBITDA and synergy targets for the Hyperion acquisition.

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AUGUST 07, 2015 / 12:00PM GMT, HZNP - Q2 2015 Horizon Pharma PLC Earnings Call

We’re also delivering on our core principles: strong commercial execution, an aggressive and disciplined acquisition strategy and expanding patient access to our medicines. Going forward we will continue to drive and motivate our organization at every level to deliver exceptional financial performance that creates significant cash flow and shareholder value.

With that I will turn it back over to John. Or to the operator, excuse me, for Q&A. Thanks.

 QUESTION AND ANSWER

Operator

 (Operator Instructions) Marc Goodman, UBS.

 Marc Goodman - UBS - Analyst

 Good morning. First question is can you just tell us about inventory levels in the channel for the key products there in primary care, were there any major changes there?

Second, business development, everybody’s focused on whether you’re going to get Depomed or not get Depomed but I’m very curious what’s going on behind the scenes just in case Depomed doesn’t end up happening, how you’re moving forward, what you’re focused on in the background, have things changed on what you’re focused on in BD? Thanks.

 Tim Walbert - Horizon Pharma plc - Chairman, President & CEO

 Sure. On inventory I’ll take that first. Inventory levels we have a control agreement so they generally remain stable.

I would say in the second quarter, inventory levels were slightly below the first quarter but not materially different. So we have seen relatively stable levels for the last several years and we expect them to stay that way.

From the standpoint of business development we continue to look at many different potential acquisitions both within and outside the US. Within the US we’re focused to continue to expand in the orphan and the specialty space and opportunistically looking at primary care I would say at any point in time where we’re looking at anywhere from 20, 30, 40 different potential transactions. And then with the impending approval and potential launch of RAVICTI we begin to aggressively look at how we can add to our European orphan effort with RAVICTI and moving that business forward.

So we see a number of potential transactions. We continue to pursue them and those will continue to be aggressively gone after and we will close them with or without the timing of Depomed.

 Marc Goodman - UBS - Analyst

 So the number of transactions you’re looking at and evaluating behind-the-scenes, nothing’s really changed, it’s not like there’s all hands on deck focused on getting Depomed done. There is a lot of stuff going on behind the scenes as well?

 Tim Walbert - Horizon Pharma plc - Chairman, President & CEO

 That is correct, Marc.

 Marc Goodman - UBS - Analyst

 Thanks.

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AUGUST 07, 2015 / 12:00PM GMT, HZNP - Q2 2015 Horizon Pharma PLC Earnings Call

Operator

 Annabel Samimy, Stifel.

 Annabel Samimy - Stifel, Nicolaus & Company, Inc. - Analyst

 Hi, thanks for taking my question. Just along those same lines of business development I guess we all saw the letter this morning from Depomed and your comments this morning.

Does that mean that the potential cash offer is off the table based on your comments this morning? And also as long as the Depomed issue is hanging out there, to what extent are you limited in your capacity to do additional deals while this is going on?

And then some follow-up as well, on the PME it looks like you’re topping out and stabilizing right. Does that imply that gross to net is also stabilizing at the top end of the range?

 Tim Walbert - Horizon Pharma plc - Chairman, President & CEO

 Sure. So cash, other deals and the PME. I’ll take the first one.

We saw the letter this morning. I also told Jim I have a bridge to sell him in Brooklyn and it was an entertaining release but we’re focused. And what we’ve told them all along is that we are happy to engage, talk about potentially more value as well as to potentially add cash to a transaction.

That requires engagement, understanding value and moving the business forward potentially towards a combination. Bob, do you want to comment further?

 Bob Carey - Horizon Pharma plc - EVP & Chief Business Officer

 Sure. Annabel, we thought that the timing of the press release was intended to be disruptive and it’s consistent with their strategy of attempting to change the subject. We have a 60% premium offer on the table which is a fair and equitable offer.

If they were serious about engaging in a transaction they sit down with us, talk about it, sign a CDA and get involved in negotiations. But over the last five months they have failed to do that consistently and instead now they’re choosing to talk through issuance of press releases. We’re comfortable that Depomed shareholders are supportive of our offer and they’ll soon have the opportunity to decide if our offer is fair and equitable due to the steps that we’ve recently taken.

 Tim Walbert - Horizon Pharma plc - Chairman, President & CEO

 Relative -- I’ll go through the PME then Bob you can speak to other BD for her question. I’ll just walk through for each brand. PME penetration for DUEXIS in the second quarter was 71% and gross to net was 72%, sequentially that was down 1%.

VIMOVO PME penetration was 61%, gross to net 70%, sequential increase 5%. PENNSAID 2% PME penetration increased to 69% from 51% in the first quarter and gross to net increased from 64% to 73%. And then on RAYOS PME penetration increased from 36% to 60% which drove an 88% increase in prescriptions in the quarter and gross to net increased from 40% to 55%.

So overall we’ve seen stabilization of these rates as we move through the second quarter and we’re comfortable with the guidance we’ve given for the year. Bob, would you like to speak to the other business development activities? I summarized that in response to Marc but anything else you have to add?

 Bob Carey - Horizon Pharma plc - EVP & Chief Business Officer

 Sure. We’ve got a large team of people that are involved in business development. There is a component of that team that’s involved in working on Depomed but we’re parallel tracking other opportunities with the balance of the team, so we’re not being disrupted.

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AUGUST 07, 2015 / 12:00PM GMT, HZNP - Q2 2015 Horizon Pharma PLC Earnings Call

We’ve got other situations that are moving along and hopefully if we can get progress on some of those we’ll be able to act consistently with our past behavior pattern which is to hopefully put in place two, three, four, five transactions a year. And we don’t see the Depomed situation impairing that at all.

 Tim Walbert - Horizon Pharma plc - Chairman, President & CEO

 And also just finally we don’t have any issue with in context of doing Depomed also doing other transactions. None of that impedes our ability to do so.

 Annabel Samimy - Stifel, Nicolaus & Company, Inc. - Analyst

 Great, thank you.

Operator

 Ken Cacciatore, Cowen and Company.

 Ken Cacciatore - Cowen and Company - Analyst

 Hey guys, good morning. I know PME is a very well-worn topic but it’s still a conversation we have very often with current holders, folks that don’t like your stock and potentially new investors. So we’re always hearing about the negative sentiments around it.

I guess to give you an opportunity, it’s a summer Friday, I’m in a good mood, can you just talk about the positive aspects of PME that sometimes folks might overlook? Thank you.

 Tim Walbert - Horizon Pharma plc - Chairman, President & CEO

 I think simple the positive is we drove over $100 million in net revenue in the second quarter, rapidly increased prescriptions, if you look at weekly prescriptions the year-over-year DUEXIS is up over 100%, VIMOVO over 50%, PENNSAID 2% over 400% and RAYOS up 88% sequentially quarter over quarter. So our business continues to execute. With this we’re doing business different than many others do which raises lots of questions which we certainly appreciate.

At the end of the day it’s focused on net revenue growth and as you can see in the second quarter $113.4 million in revenue in the second quarter for our primary care business and RAYOS continuing to break into double, over $10 million for the quarter. So we’re very pleased with that.

And in addition we are very proud of the fact that we continue to provide access to patients with several hundred thousand patients receiving drug for no charge. So our goal is to do the right thing for the patients while accelerating overall revenue and moving adjusted EBITDA margins aggressively forward, all of which we accomplished in the second quarter.

 Ken Cacciatore - Cowen and Company - Analyst

 Thank you.

Operator

 Louise Chen, Guggenheim.

 Louise Chen - Guggenheim Securities LLC - Analyst

 Hi, thanks for taking my question. I had a few here. So first question I had was on the Hyperion assets.

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AUGUST 07, 2015 / 12:00PM GMT, HZNP - Q2 2015 Horizon Pharma PLC Earnings Call

I think they were a larger proportion of the total sales than I had expected, so curious here what drove that, was it volume growth, was there any price increases and what’s your gross to net here? Second question I had is following up on the PME. I often get the question why it works so well for Horizon because I know other companies have similar types of programs.

If you get the Depo assets how can you leverage your PME program to enhance the sales of their products or is there something else that you will do here outside of PME to enhance the sales of the Depo products? And then last question is just on timing and next steps to get to the special shareholder meeting, just curious if you could lay out against the basics of that. Thank you.

 Tim Walbert - Horizon Pharma plc - Chairman, President & CEO

 Sure, I will take the first three and then let Bob take the last. Relative to Hyperion we had $19 million in the quarter. As you recall we took a price increase I believe it was June 1 on both RAVICTI and ACTIMMUNE.

So for RAVICTI the WACC cost is I believe about $516,000 and just north of that for ACTIMMUNE assuming full compliance. We have compliance of about 90% to 95% of RAVICTI and 85% to 90% on ACTIMMUNE.

RAVICTI, the team has come together. We’re very fortunate in that we had a great group of clinical science associates with Horizon and an equally great group with coming from the RAVICTI team. These folks have significant experience.

The team gelled together under Brian Andersen who leads our orphan group, just did a great job of integrating them within a few weeks. And both the former Horizon and the former Hyperion reps came together and they both promote both products. They can focus on individual centers and that’s leading to continued adding of new patients.

So it’s doing what we expected. Relative to PME and why it works and why it may not have worked for other parties is we believe it takes a number of different factors.

First, it’s doing the right thing for patients. We target patients under to get under $10 as close to zero as possible, and in doing so that definitely frees the hassle factor for physicians in dealing with patients who aren’t willing to pay the high co-pays that payers and PBMs are passing on to patients.

We also are willing to subsidize a portion of the patients with free drug if they’re rejected. So really creating access for patients which reduces administrative effort in the physician’s office which allows them to prescribe the product they think is the right product for the patient at that time. So a lot of times people will put these programs in place but still not do the right thing for patients and bring the co-pay down to a level which enables access.

So for us what it does is we believe we’ve got differentiated products where we do the right thing for the patient, the right thing for the physician and that has led as you can see in the second-quarter results to strong growth in both all three primary care products, in RAYOS as well as significant both net sales and prescription growth. Relative to Depo and PME I’m not going to get into things specifically on a product-by-product basis other than we see patient access at the core of our business on the orphan side. We took ACTIMMUNE from $50 to $100, potentially out-of-pocket for patients to zero and the same thing RAVICTI post-acquisition and BUPHENYL.

So we will focus on patient access and combine that with our very successful commercial sales model. And together we think that can accelerate both prescriptions and net revenue across the asset base and really bring our diversified business unit structure to accelerate those revenues. Bob, do you want to speak to the high level --

 Bob Carey - Horizon Pharma plc - EVP & Chief Business Officer

 Louise, as you know on August 3 we filed a preliminary solicitation statement for a meeting request. The definitive solicitation statement will go out to the investors later in August, most likely we’ll start to get written request cards back as a result of that in the September timeframe, and that will result in we believe the meeting being scheduled sometime in either December or January at which time then the shareholders of Depomed will be able to express their opinion as to whether the board should be removed and a new slate of directors put in place.

 Louise Chen - Guggenheim Securities LLC - Analyst

 All right, thank you.

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AUGUST 07, 2015 / 12:00PM GMT, HZNP - Q2 2015 Horizon Pharma PLC Earnings Call

Operator

 David Amsellem, Piper Jaffray.

 David Amsellem - Piper Jaffray - Analyst

 Thanks, on RAVICTI can you walk us through some metrics on conversions from BUPHENYL and how that’s trending and also the extent to which you’re getting traction in UCD patients who have not been on pharmacologic therapy? That’s number one.

And then on ACTIMMUNE can you just give us the number of patients that are currently on drug compared to where it was a quarter ago or at the beginning of the year? And then lastly on the Depomed situation, maybe give us a sense of at what point you start to think there is an opportunity cost to continuing to pursue this and maybe there isn’t but maybe give us some color on how you’re thinking about that. Thank you.

 Tim Walbert - Horizon Pharma plc - Chairman, President & CEO

 Sure, David, and thanks for the question. On BUPHENYL as we said when we closed the transaction on May 7 and on our first-quarter call the first goal is to continue to get patients, really begin to get patients out of the retail setting over to our reimbursement hub and that effort continues.

We’ve been working with each of the retail settings and specialty pharmacies to get those patients moved over. And we continue to successfully move patients through where on RAVICTI we have about 355 patients. I don’t have the specifics relative to UCD patients that were naive that versus being on BUPHENYL that have converted.

We’re looking to get more and more analytics on that piece of the business as we move forward. But we feel confident that over the next several quarters so it will probably as we’ve said take towards at least the end of the year to get those patients moved over and then begin to accelerate those patients towards RAVICTI.

So we feel good about where we are but we continue to move them from the retail to the hub setting. From an ACTIMMUNE standpoint we finished with 287 at the end of the for the second quarter. I don’t have the first-quarter number in front of me, but I will see if I can find that before we end the call.

Relative to your last question, opportunity cost, we don’t believe it has any significant effect on our ability to drive our base business or continue to look at other transactions. We believe that shareholders support this and we are going to give them the voice to vote on the transaction with what we believe is compelling value and compelling long-term return to the combined shareholder base. So we’re confident that we can continue to run our business as we have and continue to focus on seeing through the shareholders’ voice in a shareholder meeting.

 Bob Carey - Horizon Pharma plc - EVP & Chief Business Officer

 Yes and I would add to that also, David, that what we see is a clear pathway to success that can be executed on over a reasonable period of time. And we’re going to deliberately walk down that path and believe that we can be successful in executing the transaction on terms that will work for us.

 David Amsellem - Piper Jaffray - Analyst

 Thank you.

Operator

 David Risinger, Morgan Stanley.

 David Risinger - Morgan Stanley - Analyst

 Great, thanks very much. Hi everyone.

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AUGUST 07, 2015 / 12:00PM GMT, HZNP - Q2 2015 Horizon Pharma PLC Earnings Call

Mike, my two questions are first, Tim, if you could just talk about your vision for the gross to net outlook and how investors should think about that let’s say looking out a year or so from now? And maybe you could tie in some comments if they’re relevant with respect to any formulary changes that you’re anticipating for January 2016 and how any formulary changes may play into that? Thanks very much.

 Tim Walbert - Horizon Pharma plc - Chairman, President & CEO

 Sure, David. So as we’ve guided we’ve seen gross nets in the 65% to 75% for both the primary care business and at the lower end at least this year on RAYOS. And we see that as an appropriate both short- and long-term goal.

From a formulary change standpoint the only ones that we’ve seen that have changed with Caremark, no change for any of our products, for Express Scripts we had expected that PENNSAID 2% would go on to the exclusion list as would RAYOS. That did not occur. So that is a net positive relative to our expectations.

 David Risinger - Morgan Stanley - Analyst

 That’s great. Thanks very much.

Operator

 I’m showing no further questions at this time. I would like to turn the call back over to Mr. John Thomas for any closing remarks.

 John Thomas - Horizon Pharma plc - EVP, Corporate Strategy & IR

 Thanks, Tamra. Let me close this morning by saying that in today’s second-quarter earnings conference call we did make certain forward-looking statements including financial projections and the expected timing and impact of future events including a potential acquisition transaction and the potential strategic and financial benefits of such a transaction. It did not constitute an offer to sell or the solicitation of any offer to buy any securities or a solicitation of any vote or approval.

Finally, in addition a replay of this particular call will be available in approximately two hours by calling 1-855-859-2056 and the passcode for that replay is 87670328. Thanks for your interest in Horizon Pharma and for joining us today. Have a good day and a great weekend.

Operator

 Ladies and gentlemen, thank you for participating in today’s conference. This does conclude today’s program.

You may all disconnect. Everyone have a great day.

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